EXHIBIT 23.2

EXPERT CONSENT

To the Board of Directors

Occidental Petroleum Corporation:

We consent to the inclusion in the Occidental Petroleum Corporation (Occidental) Form 10-K for the year ended December 31, 2008, and the incorporation by reference in Occidental’s registration statements (Nos. 333-123324, 33-14662, 33-47636, 33-64719, 333-49207, 333-72719, 333-78031, 333-37970, 333-55404, 333-63444, 333-82246, 333-83124, 333-96951, 333-104827, 333-115099, 333-124732, 333-142705 and 333-152875), of references to our name and to our letter dated January 31, 2009, relating to our review of the methods and procedures used by Occidental for estimating its oil and gas proved reserves.

/s/ RYDER SCOTT COMPANY, L.P.

Houston, Texas

February 23, 2009